Dentsply Sirona Initiates Search for New CFO Glenn Coleman to Resign in November to Join Another Company Charlotte, N.C., August 20, 2024 - DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the "Company") (Nasdaq: XRAY) today announced that Executive Vice President and Chief Financial Officer Glenn Coleman will resign effective November 7, 2024, to assume an executive position at another public company. The Company has initiated a search process to identify its next CFO with the assistance of a leading executive search firm. “On behalf of the entire Dentsply Sirona team, I want to extend our deepest gratitude to Glenn for his leadership and many contributions to our Company over the last two years,” said Simon Campion, President and Chief Executive Officer. “During his tenure, Glenn has been instrumental in implementing our business transformation plan, initiating our ERP modernization efforts and advocating for our Employee Resource Groups. I look forward to continuing to work closely with him as we prepare for an orderly transition of his responsibilities in the coming months.” “While I am excited about this next phase of my career, it has been an absolute privilege to be part of the Dentsply Sirona leadership team, and I am entering this new chapter incredibly proud of what we have accomplished,” said Mr. Coleman. “I am confident that Dentsply Sirona is well positioned for success with a strong, aligned leadership team in place to see the Company through its transformation journey.” About Dentsply Sirona Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solution offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products. Contact Information: Investors: Andrea Daley Vice President, Investor Relations +1-704-591-8631 InvestorRelations@dentsplysirona.com

Press: Marion Par-Weixlberger Vice President, Public Relations & Corporate Communications +43 676 848414588 Marion.Par-Weixlberger@dentsplysirona.com